Exhibit 99.1

BARNWELL INDUSTRIES, INC.	P R E S S
R E L E A S E 1100 Alakea Street, Suite 2900 Honolulu, Hawaii 96813 Telephone (808) 531-8400 Fax (808) 531-7181 Website: www.brninc.com

CONTACT:	Alexander C. Kinzler
Chief Executive Officer and President

Russell M. Gifford
Executive Vice President and Chief Financial Officer

Tel: (808) 531-8400

BARNWELL INDUSTRIES, INC. REPORTS RESULTS FOR THE SECOND QUARTER AND SIX MONTHS ENDED MARCH 31, 2020

HONOLULU, HAWAII, June 23, 2020 -- Barnwell Industries, Inc. (NYSE American: BRN) today reported losses of $1,514,000, $0.18 per share, and $1,928,000, $0.23 per share, for the three and six months ended March 31, 2020, respectively, as compared to net losses of $2,125,000, $0.26 per share, and $6,725,000, $0.81 per share, for the three and six months ended March 31, 2019, respectively.
Mr. Alexander Kinzler, Chief Executive Officer of Barnwell, commented, “Our improved results for this quarter and six months include a $1,637,000 non-cash impairment of our oil and natural gas properties due to the negative impact on oil prices and the extreme uncertainties created by the COVID-19 pandemic during the three months ended March 31, 2020 on the Company’s financial outlook and the Company’s financial resources to develop our proved undeveloped reserves in the Twining area of Alberta, Canada.  Therefore, such proved undeveloped reserves were not included in the ceiling test calculation for the three months ended March 31, 2020 as they were in prior ceiling test calculations.  Oil prices also fell dramatically in March and April as a result of the Russian and Saudi Arabian oil price war but have since partially recovered through late May and early June.

“The reduction in the loss for the three months ended March 31, 2020 as compared to last year’s loss for the three months ended March 31, 2019 was largely due to a $1,336,000 gain, before taxes, in the current period from the sale of the Company’s leasehold interest in a contract drilling segment  storage yard in Honolulu; whereas there was no such gain in last year’s quarter.  Additionally, Barnwell’s contract drilling segment operating profit increased $1,035,000 due to increased drilling activity.  Partially offsetting these were the aforementioned non-cash oil and natural gas property impairment which was $1,394,000 higher than the prior year’s quarter, and a $570,000 increase in general and administrative expenses due to increased legal, proxy solicitation and proxy advisory costs.  On a positive note, the Company’s oil and natural gas production increased 33% and 9%, respectively, in the three months ended March 31, 2020 as compared to last year’s three months ended March 31, 2019 due largely to an oil well drilled in the Spirit River area in mid-November 2019.  However, the Company’s share of recent net oil production in the first week of June 2020 from this well averaged approximately 39 barrels per day, a decline in production due to both natural declines as well as a higher royalty rate due to expiry of the royalty holiday.

“The decrease in the loss for the six months ended March 31, 2020 as compared to last year’s loss for the six months ended March 31, 2019 was due to the aforementioned $1,336,000 gain, before taxes; a $1,992,000 increase in Barnwell’s contract drilling segment operating profit due to increased drilling activity; a $1,226,000 increase in Barnwell’s oil and natural gas segment operating results, before impairments and income taxes, due primarily to a 16% increase in oil production and a 17% increase in oil prices; a $776,000 decrease in the non-cash impairment of our oil and natural gas properties; and a $518,000 increase in general and administrative expenses due to increased legal, proxy solicitation and proxy advisory costs.

“The new, 100% owned oil well drilled and completed in December 2019 in the Twining area began producing oil and natural gas in January 2020. This well contributed approximately 3,400 barrels of net oil production from January through March 2020, representing 8% of total net oil production for the three months ended March 31, 2020. Net oil production in the first week of June 2020 from this well averaged approximately 78 barrels per day.

“Barnwell ended the quarter with $2,041,000 in working capital which includes $3,386,000 in cash and cash equivalents.  However, the Company is investigating potential sources of funding including non-core oil and gas property sales and the sale of its Hawaii corporate office in an attempt to mitigate the substantial doubt about our ability to continue as a going concern for one year from the date of the filing of our Quarterly Report on Form 10-Q for the period ended March 31, 2020, because of uncertainties regarding the potential duration and depth of the impacts of the COVID-19 pandemic on our business as described above.”

The information contained in this press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  A forward-looking statement is one which is based on current expectations of future events or conditions and does not relate to historical or current facts.  These statements include various estimates, forecasts, projections of Barnwell’s future performance, statements of Barnwell’s plans and objectives, and other similar statements.  Forward-looking statements include phrases such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates,” “assumes,” “projects,” “may,” “will,” “will be,” “should,” or similar expressions.  Although Barnwell believes that its current expectations are based on reasonable assumptions, it cannot assure that the expectations contained in such forward-looking statements will be achieved.  Forward-looking statements involve risks, uncertainties and assumptions which could cause actual results to differ materially from those contained in such statements.  The risks, uncertainties and other factors that might cause actual results to differ materially from Barnwell’s expectations are set forth in the “Forward-Looking Statements,” “Risk Factors” and other sections of Barnwell’s annual report on Form 10-K for the last fiscal year and Barnwell’s other filings with the Securities and Exchange Commission.  Investors should not place undue reliance on the forward-looking statements contained in this press release, as they speak only as of the date of this press release, and Barnwell expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein.

COMPARATIVE OPERATING RESULTS
(Unaudited)

	Three months ended		Six months ended
	March 31,		March 31,
	2020	2019	2020	2019

Revenues	$4,582,000	$2,963,000	$9,432,000	$5,558,000

Net loss attributable to Barnwell Industries, Inc.	$(1,514,000)	$(2,125,000)	$(1,928,000)	$(6,725,000)

Net loss per
share – basic and diluted	$(0.18)	$(0.26)	$(0.23)	$(0.81)

Weighted-average shares and
equivalent shares outstanding:
Basic and diluted	8,277,160	8,277,160	8,277,160	8,277,160